                       Securities and Exchange Commission
                             Washington, D.C. 20547

                         ------------------------------
                                 SCHEDULE 14D-9
                                 (RULE 14d-101)

          SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 1)

                         Multi-Benefit Realty Fund '87-1
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                            (Name of Subject Company)

                         Multi-Benefit Realty Fund '87-1
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                      (Name of Person(s) Filing Statement)

                        Class A Limited Partnership Units
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                         (Title of Class of Securities)

                                      None
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                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101
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      (Name, Address, and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

                                   Copies to:
                                Gregory M. Chait
                                  Robert Barker
                     Powell, Goldstein, Frazer & Murphy LLP
                           191 Peachtree Street, N.E.
                                 Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         The information in the Offer to Purchase of AIMCO Properties, L.P., dated May 9, 2002 (the "Offer"), as supplemented by the Supplement to the Offer to Purchase, dated June 3, 2002, and Letter to Limited Partners, dated May 9, 2002, is incorporated herein by reference in answer to all of the Items of this
Schedule 14D-9 except as otherwise set forth below:

Item 2.  Identity and Background of Filing Person.

         This Amendment No. 1 to Schedule 14D-9 is being filed by Multi-Benefit Realty Fund '87-1 (the "Registrant"), a California limited partnership of which the general partner is ConCap Equities, Inc., a subsidiary of AIMCO Properties, L.P. The Registrant's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101. The title of the class of equity securities to which this statement relates are the units of Class A limited partnership interest of the Registrant.

Item 9.  Exhibits.

         (a) Offer to Purchase of AIMCO Properties, L.P. for Units of Limited Partnership Interest of Multi-Benefit Realty Fund '87-1 (Exhibit 1 to Schedule TO of AIMCO Properties, L.P., dated May 9, 2002, is incorporated herein by reference).

         (b) Letter to Limited Partners of Multi-Benefit Realty Fund '87-1, dated May 9, 2002 (Exhibit 4 to Schedule TO of AIMCO Properties, L.P., dated May 9, 2002, is incorporated herein by reference).

         (c) Supplement to the Offer to Purchase of AIMCO Properties, L.P. for Units of Limited Partnership Interest of Multi-Benefit Realty Fund '87-1 (Exhibit 9 to Schedule TO/A of AIMCO Properties, L.P., dated June 3, 2002, is incorporated herein by reference).

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 3, 2002


                                                 MULTI-BENEFIT REALTY FUND '87-1


                                                 By:  ConCap Equities, Inc.
                                                      (General Partner)


                                                 By:  /s/ Patrick J. Foye
                                                      --------------------------
                                                      Executive Vice President

                                  EXHIBIT INDEX


EXHIBIT NO.           DESCRIPTION
-----------           -----------
     (a)       Offer to Purchase of AIMCO Properties, L.P. for Units of Limited
               Partnership Interest of Multi-Benefit Realty Fund '87-1 (Exhibit
               1 to Schedule TO of AIMCO Properties, L.P., dated May 9, 2002, is incorporated herein by reference).

     (b) Letter to Limited Partners of Multi-Benefit Realty Fund '87-1, dated May 8, 2002 (Exhibit 4 to Schedule TO of AIMCO Properties,
               L.P., dated May 9, 2002, is incorporated herein by reference).

     (c)       Supplement to the Offer to Purchase of AIMCO Properties, L.P. for
               Units of Limited Partnership Interest of Multi-Benefit Realty
               Fund '87-1 (Exhibit 9 to Schedule TO/A of AIMCO Properties, L.P., dated June 3, 2002, is incorporated herein by reference).